SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BlackRock California Municipal Income Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ravi Bhasin

Ilya Gurevich

Emmanuel Werthenschlag

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

BlackRock California Municipal Income Trust

NYSE: BFZ

Saba Capital Management, L.P.

+1-212-542-4646
SabaProxy@sabacapital.com

Dear Fellow Shareholders: **1 June, 2023**

The Board Believes in the Benefits of Open-Ending a Closed-End Fund

In 2020, BlackRock announced the open-ending of two municipal bond closed-end funds (tickers: BQH & MNE), immediately leading to large gains for all shareholders. An "open-ending" benefits investors, because it converts the fund into a traditional mutual fund, which allows investors to sell their shares at their full value every day. Those funds were similar to your fund because prior to the open-ending, they traded at large discounts to their net asset value (NAV) for many years, just like the BlackRock California Municipal Income Trust (the "Fund" or "BFZ").

We pushed for the restructuring in 2019 and the Board finally agreed in 2020 after completing a "comprehensive evaluation". The Board determined it would be in the "best interest of the applicable fund" for several reasons, including:

1.) Trading discount would be eliminated

2.) Lower expense ratio of the combined fund

3.) Tax-free reorganization

The Board Should Take the Same Action for BFZ

The open-endings of BQH and MNE gave investors the power to make their own choices: either to redeem at NAV or to stay in the new open-ended fund. BFZ investors deserve this same choice.

As we have successfully shown in many prior closed-end fund campaigns -- of which these are just two examples -- there are simple tools available to boards of directors to eliminate the discount to NAV and allow investors to recover their losses.

Future Risks to Investors

Another important factor to consider is that while the discount to NAV of your fund was -8% yesterday, it was -14% in the past year when Saba made public its 5% ownership. Investors are at risk of losing the recent gains made on the belief that Saba may be successful in convincing the Board to purse an open-ending.

Leverage Risks

The cost of borrowing currently exceeds 5%, while the dividend yield of your fund is only 4%. Why would BlackRock add risk to your investment and have you pay a higher interest rate than you receive?

One explanation could be that closed end funds charge fees not just on the money you invest but also for the leverage they choose to take. Larry Fink, BlackRock's CEO recently said that he expects inflation to remain stubbornly high above 4%. Given that forecast, why would they want you to have more exposure to this risk, especially when they are borrowing at higher rates to give it to you? While we cannot read the mind of BFZ's portfolio managers, the fact that they earn more for taking on leverage is a perverse incentive for them to increase their pay.

At Saba, we have run a closed-end fund (ticker BRW) for the past two years that has often had low leverage and is trying to set an example for the industry on governance and management. Out of the 247 fixed-income focused closed-end funds, BRW was the #1 performer in its 2022 fiscal year.

What Can You Do Now?

Saba, the Fund's largest common shareholder, has nominated three highly qualified and experienced professionals to join the Fund's Board of Directors (the "Board") to help unlock and restore shareholder value. You can support our case for change by voting the **GOLD** proxy card.

Further, if you work with an investment adviser or wealth manager who purchased BFZ on your behalf, you should ask that they call BlackRock to demand accountability.

PLEASE VOTE **FOR** THE ELECTION OF SABA'S NOMINEES ON THE **GOLD** PROXY CARD

Sincerely,
Saba Capital Management, L.P.